                                                                      EXHIBIT 12


                             A. H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                          Year Ended December 31,
                                           ----------------------------------------------------
                                             1996       1997       1998       1999       2000
                                           --------   --------   --------   --------   --------
Earnings:
        Earnings before income taxes
              and the cumulative effect
              of accounting changes        $144,040   $154,122   $130,460   $276,453   $266,834
        Add:  Total fixed charges            29,009     94,069    112,082    116,032    137,808
        Less:  Interest capitalized             255        510      1,680      2,552      2,398
                                           --------   --------   --------   --------   --------
                    Adjusted earnings      $172,794   $247,681   $240,862   $389,933   $402,244
                                           ========   ========   ========   ========   ========
Fixed Charges:
        Interest                           $ 27,898   $ 91,288   $109,318   $113,160   $135,178
        Portion of rental expense
              representative of the
              interest factor(1)              1,111      2,781      2,764      2,872      2,630
                                           --------   --------   --------   --------   --------
                    Total fixed charges    $ 29,009   $ 94,069   $112,082   $116,032   $137,808
                                           ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges             5.96 x     2.63 x     2.15 x     3.36 x     2.92 x
                                           ========   ========   ========   ========   ========

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(1)  For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.